Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

BRIAN MELTZER AND ROBIN BURNS

(as Sellers)

and

HUMBL, INC.

(as Buyer)

Dated November 2, 2022

i

List of Exhibits

Exhibit A	List of Acquired Assets
Exhibit B	List of Excluded Assets
Exhibit C	Form of Bill of Sale

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of November 2, 2022 (the “Effective Date”), by and among Brian Meltzer, an individual (“Meltzer”); Robin Burns, an individual (“Burns” and together with Meltzer, “Sellers”); and HUMBL, Inc., a Delaware corporation (“Buyer”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties,” and individually as a “Party.”

A. Sellers operate a sports merchandise and memorabilia business under the name BM Authentics (the “Business”).

B. On the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from Sellers, and Sellers are willing to sell to Buyer, substantially all of the assets utilized in and required for the operation of the Business.

C. As an incentive and inducement to Buyer to acquire the assets of the Business, and as a condition thereto, Sellers are willing to make various covenants and agreements with Buyer, as set forth below.

D. The Parties desire to enter into this Agreement in order to set forth and establish their rights and obligations with respect to the transactions contemplated hereby.

NOW, THEREFORE, intending to be legally bound, and in consideration of the above-recited premises and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

Purchase and Sale of Assets

1.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the assets used in, required for and relating to, the operation of the Business, including, without limitation, those items referenced in Exhibit A attached hereto, but excluding those items referenced in Section 1.2 below (the “Acquired Assets”).

1.2 Assets Being Retained by Sellers. Notwithstanding any provision to the contrary contained in this Agreement, the Acquired Assets will not include, and Sellers will retain all rights and interests in, and all obligations with respect to, those items referenced in Exhibit B attached hereto (the “Excluded Assets”).

1.3 Assumption of Liabilities. Buyer will not assume any of the obligations, liabilities or indebtedness of Sellers or the Business of any nature whatsoever, whether or not reflected on any financial statements or records of Sellers or the Business, except as otherwise specifically provided herein. Any product liability, quality or other claims relating to products of the Business, if any, sold prior to the Closing or services of the Business performed prior to the Closing shall be the responsibility of Sellers, and Sellers jointly and severally agree to indemnify and hold harmless Buyer with respect to any such claims.

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Article II

Consideration Payable by Buyer

2.1 Purchase Price. The consideration payable by Buyer for the Acquired Assets and for the other covenants and agreements of Sellers hereunder (the “Purchase Price”) will be the sum of $1,685,000.00, payable in the manner set forth in Section 2.2 below.

2.2 Payment of Purchase Price. Buyer will pay the Purchase Price by delivery to Sellers of 90,000,000 shares of common stock of Buyer, par value $0.00001 (the “Shares”). Buyer will issue 15,000,000 of the Shares to the Sellers within thirty (30) days of the Closing Date (as defined below) (the “Initial Shares”) and the remaining 75,000,000 of the Shares will be issued to the Sellers within five (5) days of the completion of a reverse split of Buyer’s common stock (the “Subsequent Shares”). For the avoidance of doubt, the number of Shares issuable hereunder are based on pre-split numbers and will adjusted pursuant to any reverse split of the common stock and will be fully earned as of the Closing Date. The Sellers agree to provide the allocation of how the Shares will be split between them within twenty-one (21) days Closing Date. In addition to the Shares, at or before Closing Buyer will pay $110,000.00 to Burns.

2.3 Registration. Buyer agrees to include the Initial Shares on a Form S-1 registration statement filed within forty-five (45) days of the Closing Date.

2.4 Allocation of Purchase Price. Buyer and Sellers agree to allocate the Purchase Price among the various Acquired Assets within six (6) months of the Closing Date after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements (“Returns”) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Sellers shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

Article III

The Closing

3.1 Closing. Subject to the provisions hereof, the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement will be consummated on the date hereof (the “Closing”) contemporaneously with the Parties’ execution of this Agreement. The date on which the Closing actually occurs is hereinafter called the “Closing Date.”

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3.2 Sellers’ Obligations at Closing. At the Closing, Sellers will take the actions and deliver the documents and instruments referenced below:

3.2.1 Bill of Sale. Sellers will deliver to Buyer an executed Assignment and Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”), conveying to Buyer good, legal and marketable title in and to the Acquired Assets, and all rights, title and interests of Sellers with respect thereto, free and clear of all liens, claims, charges and encumbrances.

3.2.2 Possession of Acquired Assets. Simultaneously with delivery of the Bill of Sale, Sellers will take such steps as may be necessary to put Buyer in possession and operating control of the Acquired Assets and the Business, including delivering all title certificates, keys, and other documents as may be reasonably necessary or required by Buyer to put Buyer in possession of the Acquired Assets.

3.2.3 Other Items. Sellers will execute and deliver to Buyer all other documents and instruments required or contemplated by this Agreement, or reasonably requested by Buyer, to enable Buyer to fully utilize the Acquired Assets and carry on the Business, including such documents as may be required to assign and transfer to Buyer all rights to all names utilized in the Business, or to vest in Buyer all rights and interests in and to the Acquired Assets, free and clear of all liens, claims, charges and encumbrances. All of such documents and instruments shall be in a form reasonably approved by Buyer and its legal counsel. Sellers will also deliver to Buyer at or prior to the Closing any information required for Buyer to complete any tax reporting documents relating to the transactions contemplated herein.

3.3 Buyer’s Obligations at Closing. At the Closing, Buyer shall deliver to Sellers the following:

3.3.1 Bill of Sale. Buyer will deliver to Sellers an executed copy of the Bill of Sale.

3.4 Employment Matters. Sellers shall be responsible for all liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by its employees, mangers and independent contractors prior to and after Closing (including without limitation all health insurance or other insurance/benefit premiums and contributions to retirement plans) or arising by reason of actual, constructive or deemed termination of their service relationship with Sellers at Closing. No provision of this Section 3.4 shall create any third-party beneficiary or other rights in any employee of Sellers or former employee of Sellers in respect of continued or resumed employment in the Business, or with Buyer, and no provision of this Section 3.4 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Buyer.

3.5 Repurchase Right. Sellers are hereby granted the right to repurchase the Acquired Assets for $10.00 in the event Company files for bankruptcy or ceases business operations.

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Article IV

Covenants and Obligations of the Parties

4.1 Covenants of Sellers.

4.1.1 Covenant Not to Compete. As a condition and inducement to Buyer’s execution of, and performance of its obligations under, this Agreement, and for the consideration provided herein, each Seller agrees that he or she, as the case may be, will not directly or indirectly compete with the Business for a period of three (3) years from the Closing Date (the “Restrictive Period”). The phrase “directly or indirectly compete” shall include: (i) other than pursuant to and in accordance with a separate written agreement among Sellers and Buyer concerning Member providing services to or for the Business, owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as an owner, director, officer, employee, contractor, agent, advisor, sole proprietor or otherwise in any business offering any products for sale sold by Sellers during the two (2) year period prior to Closing, or otherwise competitive with the Business, anywhere in the United States; and (ii) interfering in any way with the relationships Buyer or its successor may have with any employees, suppliers, clients, or customers of the Business. The foregoing restrictive covenant will be deemed null and void if Buyer fires Meltzer without cause or Buyer declares bankruptcy or ceases business operations. If any of the provisions of this Section 4.1.1 is held to be unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration or geographic area of this covenant to preserve the enforceability hereof to the maximum extent then permitted by law. The enforceability of this covenant is subject to the injunctive and other equitable powers of a court of competent jurisdiction. As a condition and inducement to Buyer to enter into and perform its obligations under this Agreement, each Seller also confirms, acknowledges, represents and warrants that no other individual or entity has been employed or relied upon by Sellers to handle customer and client relations, or has had access to the confidential information of the Business or been given its customer and client lists, and no other person is in a position to carry on the Business without access to such information, so Buyer need not require any other individual associated with the Business to enter into a covenant not to compete in order to preserve the benefit of the transactions contemplated herein.

4.1.2 Covenant Not to Solicit. During the Restrictive Period, each Seller agrees that he or she, as the case may be, will not (i) solicit the business of any of the individuals or entities who are or have been customers or clients of the Business during the Restrictive Period or the three (3) year period prior to the Closing; (ii) request, induce or attempt to influence, directly or indirectly, any employee of Buyer or the Business or any affiliate of Buyer to leave the employ of Buyer or such affiliate, or in any way interfere with the relationship between Buyer or any such affiliate and any employee thereof; or (iii) employ any person who as of the date of this Agreement is, or after such date is or was within the preceding one-year period, an employee of Buyer or any affiliate of Buyer. The foregoing restrictive covenant will be deemed null and void if Buyer fires Meltzer without cause or Buyer declares bankruptcy or ceases business operations.

4.1.3 Confidentiality. From and after the Closing Date, each Seller will hold in strict confidence and will not divulge, communicate or use in any way, any business plans or strategies, customer or client lists, financial data, know-how, trade secrets or other information included within the Acquired Assets or related to the Business.

4.1.4 Use of Business Name and Information. From and after the Closing, Sellers may continue all use of the items included in the Acquired Assets, and continue to use of all tradenames, and other proprietary or business information transferred to Sellers hereunder until otherwise directed by Buyer.

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4.1.5 Announcements. Sellers agree that they will cooperate in the preparation and dissemination of any announcements to customers and clients of the Business as Buyer may determine to be appropriate, regarding the change in ownership and management of the Business, to facilitate a smooth transition. All such announcements will be subject to approval by Buyer.

4.1.6 Injunctive Relief. The enforceability of this Section 4.1 is subject to the injunctive and other equitable powers of a court of competent jurisdiction.

4.2 Covenants of Parties Regarding Brokers; Legal Expenses. Each Party represents and acknowledges to the others that it is not obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Each Party will pay its own legal fees incurred in connection with this transaction.

Article V

Representations and Warranties

5.1 Representations and Warranties of Sellers . Each Seller hereby jointly and severally represents and warrants to Buyer that each of the following statements is true and correct:

5.1.1 Authorization and Validity; Consents.

(a) Sellers have full legal capacity and authority to enter into and perform their obligations under this Agreement. Sellers are duly authorized to enter into all other agreements and instruments contemplated hereby to which such Party is or is intended to be a party.

(b) This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers, enforceable against them in accordance with its terms.

(c) Sellers are duly licensed to conduct the Business.

(d) Neither the execution nor delivery of this Agreement including all Schedules and Exhibits hereto, nor the performance by Seller of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; (ii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or (iii) any agreement, indenture, contract or instrument to which either Seller is a party or by which any of either Seller’s assets are bound.

(e) No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement by Sellers.

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5.1.2 Representations Regarding Acquired Assets. Except as otherwise specifically provided herein, the Acquired Assets include all of the assets required for, or utilized by Sellers in, the operation of the Business. Except as otherwise specifically provided herein, the Acquired Assets are in good working order and repair and usable in the ordinary course of the Business, except as otherwise indicated in Exhibit A. Sellers are the sole owners of the Acquired Assets. At the Closing, Seller will transfer good and marketable title to the Acquired Assets to Buyer, free and clear of all liens, claims and encumbrances. The Acquired Assets are freely transferable by Sellers and are not subject to any right of first refusal, right of purchase, or any other right in favor of a third party.

5.1.3 Contracts Related to Business; Third Party Consents. Neither Seller is a party to any written or verbal contracts or agreements relating to the operation of the Business, except as referenced in Exhibit A. Neither Seller has any written contract with any suppliers or customers, except as have been delivered to Buyer and are listed on Exhibit A. Transfer of the Acquired Assets does not require any consent or agreement by any third party. All agreements and arrangements which are being transferred or assigned to Buyer are freely assignable, and no party is in breach of any of its obligations hereunder.

5.1.4 Products Offered by Business. Sellers have provided Buyer with a listing of all products offered through the Business. Sellers have not been advised of any changes in such products, or the terms or prices on which any products sold by the Business are acquired, and are unaware of any conditions which would impair Buyer’s ability to continue to provide its products in accordance with such arrangements and at such prices and terms.

5.1.5 Accuracy of Information Provided; Disclosure. The financial and business data provided to Buyer by Sellers are complete and accurate. The financial information provided by Seller, including unaudited financial statements for the period ended September 30, 2022, accurately reflect the financial position of Seller as of such date and for the period then ended. Sellers have provided Buyer with all of the information that Buyer has requested for the purpose of conducting its due diligence review of the Acquired Assets and the Business.

5.1.6 Taxes. Sellers have paid all taxes and filed all tax returns required with respect to the Business for all periods as of the Effective Date.

5.1.7 Absence of Certain Changes or Events. Except as disclosed to Buyer in writing, Sellers are not aware of any current or anticipated facts, conditions or events (including, without limitation, facts regarding product availability or quality, or relationships with customers and vendors) that would be likely to have a material adverse effect on the Business. There have been no material adverse changes in the Business or the Acquired Assets since September 30, 2022 (the date of the financial information provided by Sellers to Buyer). Since September 30, 2022, the Business has not been conducted outside the ordinary course.

5.1.8 Buyer Ability to Continue Business. Sellers are not aware of any conditions or events which would prohibit Buyer from continuing to operate the Business from and after the Closing, for the foreseeable future.

5.1.9 Compliance with Law. Seller is in compliance with all laws, regulations and orders applicable to the Business. Seller has not received any notification that it is in violation of such laws, regulations or orders and no such violation exists. Following the Closing, Buyer will be able to operate the Business with the Acquired Assets without needing any governmental permits or licenses and without being in violation of any law or governmental regulation.

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5.1.10 Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving Sellers or the Acquired Assets or which questions or challenges the validity of this Agreement or any action taken or to be taken by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby; and neither Seller knows or has reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation.

5.1.11 Permits. No Permits (as defined below) are required to use and/or maintain any of the Acquired Assets or to conduct the Business and operations as presently conducted. For purposes of this Agreement, “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, accreditations, legal status, or orders under any legal requirement or otherwise granted by any governmental authority.

5.1.12 No Undisclosed Liabilities. There are no liabilities of Sellers or the Business that affect the Acquired Assets, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

5.1.13 Relationships. To Sellers’ knowledge, none of Sellers’ suppliers, customers, clients, employees, independent contractors or sales representatives have any intention to terminate or modify in a manner adverse to Company any of such relationships. To the best knowledge of Sellers, no material adverse change in relations with suppliers, customers, clients, employees, independent contractors or sales representatives shall occur as a result of the announcement or consummation of the transactions contemplated by this Agreement.

5.1.14 Clients. Except as has been disclosed to Buyer in writing, no material customer or client of Sellers has ceased or materially reduced the services it purchases from Sellers since September 30, 2022, and to the best knowledge of Sellers, has threatened to cease or materially reduce such services after the date hereof. Except as has been disclosed to Buyer in writing, to the best knowledge of Sellers, no such customer or client is threatened with bankruptcy or insolvency.

5.1.15 Employees. Except as has been disclosed to Buyer in writing, the employment of all employees of Sellers are terminable at will. To Sellers’ knowledge, no employee or independent contractor of Sellers has any plan to terminate his, her or its employment or relationship with Seller. Except as has been disclosed to Buyer in writing: (a) Sellers are not bound by any collective bargaining agreement or other labor union contract covering any of its employees, and there exists no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees, and no such efforts have been made within the past three (3) years; (ii) Seller have not and are not engaged in any unfair labor practice or other unlawful employment practice, and there are no charges of any unfair labor practice or other unlawful employment practice pending against Seller before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority; and (iii) Sellers have not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes or other labor disputes or controversies and, to the knowledge of Sellers, none of the foregoing are threatened. Except as disclosed in writing to Buyer, there are no outstanding amounts owed to employees or independent contractors of Sellers other than salaries and compensation in the ordinary course of its Business.

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5.1.16 Contracts. Sellers have disclosed to Buyer all contracts to which Seller is a party or by which Seller, the Business, or any of the Acquired Assets is bound as of the Closing Date, including any oral contract or contract that is not in writing, true and correct copies of which have been provided to Buyer prior to the Closing Date (the “Contracts”). Sellers have performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Contract. Each of the Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Sellers, or to Sellers’ knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Contract. Sellers have not received written or oral notice of cancellation, modification or termination of any Contract. To Sellers’ knowledge, none of the parties to any Contract intends to terminate or alter the provisions thereof by reason of the Buyer’s acquisition of the Acquired Assets. Sellers have not waived any right under any Contract, amended or extended any Contract or failed to renew (or received notice of termination or failure to renew with respect to) any Contract.

5.1.17 Books and Records. All books of account and other financial books and records of Sellers directly relating to the Business (the “Books and Records”) are true, correct and complete and have been made available to Buyer. All of the Books and Records have been prepared and maintained in compliance with all laws. There are no inaccuracies or discrepancies contained or reflected in the Books and Records. The Books and Records fairly and accurately reflect the current financial position of the Business, are not misleading, and are free from all material errors.

5.1.18 Affiliate Transactions. Except as has been disclosed to Buyer, no affiliate of Sellers, and no officer, director, partner, manager, member, consultant or employee of any thereof, is as of the Closing Date a party to any transaction with Sellers, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real property, tangible personal property or intellectual property to or from, or otherwise requiring payments to or from Sellers, or any affiliate thereof.

5.1.19 Privacy. Neither Seller has any knowledge of any breach by either Seller or any of its affiliates of any duty under any applicable law related to the disclosure or security of personal information provided by any client to Seller. Seller is, and has always been, in compliance with each of Seller’s privacy policies and any applicable laws relating to the collection, receipt, use, or storage of the information of its clients or customers. Seller has commercially reasonable security measures in place to protect the client or customer information Seller receives through any Seller websites or otherwise or which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violating the privacy rights of consumers or customers. The execution, delivery, and performance by Sellers of this Agreement will comply with all applicable laws relating to privacy and with Sellers’ privacy policies. Sellers have not received any written complaint regarding Sellers’ collection, use, or disclosure of personally identifiable information.

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5.1.20 Disclosure. With respect to Sellers and the Business, this Agreement (including its exhibits and schedules) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

5.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that each of the following representations, warranties and statements is true and correct:

5.2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware; Buyer has full power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties and assets.

5.2.2 Authorization, Etc. Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, as well as general principles of equity.

5.2.3 No Violation. Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Buyer is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Buyer; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

5.2.4 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.

Article VI

Indemnification

6.1 Indemnification. Each Party (as an “Indemnifying Party”) agrees to defend, indemnify and hold harmless each of the other parties (as an “Indemnified Party”), from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively “Losses”), directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Indemnifying Party pursuant to this Agreement or any other transaction document related hereto.

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6.2 Indemnification Procedures. An Indemnified Party shall promptly notify an Indemnifying Party of any claim, demand, action or proceeding for which indemnification will be sought under Section 6.1 above and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third-party claim, demand, action or proceeding, the Indemnifying Party and Indemnified Party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the Indemnifying Party proposes to accept such settlement and Indemnified Party refuses to consent to such settlement, then: (a) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (b) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Whether or not an Indemnifying Party shall have assumed the defense of any such third-party claim, action, demand or proceeding, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such claim, demand, action or proceeding without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. If Buyer is entitled to indemnification as provided herein, Buyer shall be entitled to deduct and offset any Losses incurred by Buyer against any payments owing to Sellers pursuant to Section 2.2 above.

6.3 Cooperation of the Parties. The Parties shall cooperate with each other in the resolution of any claim or liability with respect to which an Indemnifying Party is obligated to indemnify any Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the Indemnifying Party shall not be required to indemnify any person for any losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

6.4 Termination of Indemnification Obligations. The indemnification obligations set forth in this Article VI shall terminate on the date which is three (3) years following the Closing; provided that such obligations shall not terminate as to any item as to which the Indemnified Party shall have, before the expiration of such three (3) year period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of three (3) years.

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Article VII

Miscellaneous Provisions

7.1 Governing Law, Jurisdiction and Venue. The internal laws of the State of California will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties hereto. In the event of any claim or dispute arising hereunder, the Parties consent to the exclusive jurisdiction and venue of the court of San Diego, California.

7.2 Assignment; Binding Upon Successors and Assigns. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign its rights and obligations hereunder to any affiliate or subsidiary without the need to obtain Sellers’ consent to such assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect and the application of such provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.4 Counterparts. This Agreement may be executed by email, facsimile, and other electronic means, in any number of counterparts, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories.

7.5 Amendment and Waivers. Any term or provision of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Party or Parties to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

7.6 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement or any other Agreement referenced herein, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

7.7 Notices. Any notice or other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(i)	If to Meltzer:

Brian Meltzer

2238 Scots Glen Dr.

New Lenox, Illinois 60451

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(ii)	If to Burns:

Robin Burns

19837 116th Ave.

Mokena, Illinois 60448

(iii)	If to Buyer:

HUMBL, Inc.

Attn: Brian M. Foote

600 B. Street

San Diego, California 92101

With a copy to (which shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Brian Innes

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the Party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized courier, on the business day following dispatch by overnight courier service (on the third business day following dispatch in the case of international deliveries), and (d) in the case of mailing, on the third business day following such mailing.

7.8 Construction of Agreement. This Agreement has been negotiated by the respective Parties hereto and their attorneys and the language hereof will not be construed for or against either Party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

7.9 Further Assurances. Each Party agrees to cooperate fully with each other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by such other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7.10 Expenses. Each Party shall bear its own expenses incurred in the preparation of this Agreement and all agreements and transactions contemplated hereby.

7.11 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SELLERS:	BUYER:

HUMBL, INC.

By:
BRIAN MELTZER	Brian Foote, CEO

ROBIN BURNS

[Signature page to Asset Purchase Agreement]

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EXHIBIT A

LIST OF ASSETS TO BE ACQUIRED BY BUYER

The Acquired Assets to be transferred by Sellers to Buyer at the Closing are to include, without limitation, the following:

1. All trade names, trademarks and logos used in or associated with the Business, including the name “BM Authentics” and all intellectual property rights with respect thereto.

2. All inventory related to the Business.

3. All technology, specification sheets, product design information, code, algorithms, website design and other intellectual property and intangibles relating to the Business.

4. All books and records relating to the Business.

5. All customer and client lists, records and databases relating to the Business, and all vendor and supplier lists, records and databases, including the terms on which business has been conducted with such customers, vendors and suppliers.

6. All goodwill associated with the Business.

7. All rights to any websites relating to the Business.

8. Exclusive contracts with the following athletes: Jose Abreu, Garrett Crochet, Brennen Davis, Ayo Dosunmu, Neville Gallimore, Liam Hendriks, Toni Kukoc, James McCann, Darnell Mooney, Yasmani Grandal and Joey Wiemer.

EXHIBIT B

LIST OF EXCLUDED ASSETS

The Acquired Assets will not include the following items, which will be retained by Sellers:

1. Cash.

EXHIBIT C

FORM OF

BILL OF SALE

[attached]

BILL OF SALE

Pursuant to the terms of that certain Asset Purchase Agreement entered into by and among Brian Meltzer, an individual (“Meltzer”), Robin Burns, an individual (“Burns”, and together with Meltzer, “Sellers”), and HUMBL, Inc., a Delaware corporation (“Buyer”), dated as of November 2, 2022 (the “Purchase Agreement”), and for the consideration specified therein, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to Buyer), all of the Acquired Assets as defined in the Purchase Agreement, and all of Seller’s rights, title and interests with respect thereto, including, without limitation, those items referenced in Exhibit A attached to the Purchase Agreement.

Sellers hereby warrant that Sellers are the legal owners of the Acquired Assets and that the Acquired Assets are free from all liens, claims and encumbrances. Sellers warrant and agree to defend Buyer’s title to the Acquired Assets against the claims and demands of all persons. Sellers make the additional representations and warranties with respect to the Acquired Assets as set forth in the Purchase Agreement. Sellers, for themselves and their successors and assigns, hereby covenant and agree that, at any time and from time to time forthwith upon the written request of Buyer, Sellers will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale may be executed in one or more counterparts (and by different parties or separate counterparts), each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument. Digital copies of counterpart signature pages will be conclusive evidence of execution.

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Effective as of the date first set forth above.

SELLERS:

Brian Meltzer

Robin Burns

Accepted:

BUYER:

HUMBL, INC.

By:
Brian Foote, CEO